EXHIBIT 10.2

URBAN OUTFITTERS

2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of                  , 201     (the “Grant Date”) between Urban Outfitters, Inc., a Pennsylvania corporation (the “Company”), and                      (the “Grantee”). Capitalized terms not defined herein shall have the meaning given such terms in the Urban Outfitters 2008 Stock Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been provided to the Grantee.

WITNESSETH

WHEREAS, the Company wishes to award to the Grantee restricted stock units (“RSUs”) that vest on a stated date subject to certain employment requirements;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

1. Grant. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Grantee an award of              RSUs. Such number of RSUs shall be subject to adjustment as provided in Section 12 of the Plan. Each RSU covered by this Agreement represents the right to receive one share of Common Stock, subject to the vesting requirements set forth below. The Grantee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan (which are incorporated herein by reference) and this Agreement. To the extent any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

2. Vesting. The RSUs granted to the Grantee under this Agreement shall become vested according to the following schedule if the Grantee remains in the employ of the Company or a Related Corporation on the applicable vesting date:

Number of RSUs Becoming Vested	Vesting Date
An additional [ ]
An additional [ ]

provided, however, that if no Common Stock is traded on a registered securities exchange on the applicable vesting date set forth above, the scheduled vesting date shall be the immediately preceding date on which Common Stock is traded on a registered securities exchange.

Any RSUs that have not become vested under the schedule set forth above shall become vested on a Change in Control if the Grantee remains in the employ of the Company or a Related Corporation on the date of the Change in Control unless the Committee, in its sole discretion and prior to such Change in Control, provides the Grantee a written determination that a lesser number (or no) RSUs shall become vested on such Change in Control.

3. Dividend Equivalent Rights. On each date that the Company pays an ordinary cash dividend to holders of Common Stock after the Grant Date and prior to the Registration Date (defined in Paragraph 7), the Company shall credit to a bookkeeping account established for the Grantee an additional number of RSUs equal to (i) the number of RSUs covered by this Agreement, multiplied by (ii) the dollar amount of the per share cash dividend, and divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date. RSUs credited pursuant to this Paragraph 3 shall be subject to the same terms and conditions (including vesting, forfeiture and Registration Date) as the RSUs to which such dividend equivalent rights relate.

4. Restrictions and Forfeiture. The Grantee may not sell, assign, transfer, pledge or otherwise encumber or dispose of the RSUs covered by this Agreement, and any attempt to do so shall be void. Unvested RSUs covered by this Agreement shall be forfeited on the date of the Grantee’s Termination of Service (for any reason).

5. Rights as Shareholder. The Grantee shall have no rights as a shareholder with respect to RSUs covered by this Agreement unless and until shares of Common Stock are registered pursuant to Paragraph 7.

6. Withholding of Taxes. The obligation to register shares of Common Stock on the Registration Date shall be subject to the Grantee satisfying applicable federal, state and local tax withholding requirements. The Committee, in its discretion, may permit or require the Grantee to satisfy the federal, state and/or local withholding tax, in whole or in part, by electing to have the Company withhold shares of Common Stock (or by returning previously acquired shares of Common Stock to the Company); provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements with respect to the Award to the extent necessary to avoid adverse accounting consequences.

7. Registration of Shares. For each RSU that becomes vested under Paragraph 2, one share of Common Stock shall be registered in the Grantee’s name on the Registration Date. The “Registration Date” shall be (a) with respect to RSUs vesting under Paragraph 2 on a scheduled vesting date, as soon as reasonably practicable following the scheduled vesting date (but not later than the later of the last day of the calendar year in which such vesting date occurs, or the 15th day of the third calendar month following such vesting date), or (b) with respect to RSUs vesting on account of a Change in Control, (i) immediately prior to, but subject to consummation of, the Change in Control if the date of such Change in Control is known by the Company, or (ii) as soon as reasonably practicable following the date of any other Change in Control. Any fractional RSU becoming vested shall be payable in cash on the Registration Date. In no event shall the Grantee be permitted, directly or indirectly, to designate the Registration Date.

8. Employment of Grantee. Nothing in this Agreement shall be construed as constituting an agreement or understanding of any kind or nature that the Company or a Related Corporation shall continue to employ the Grantee, nor shall this Agreement affect in any way the right of the Company or a Related Corporation to terminate the employment of the Grantee at any time.

9. No Section 83(b) Election. The Grantee may not make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to RSUs.

10. Governing Law. This Agreement shall be governed by Pennsylvania law (without reference to principles of conflicts of laws), to the extent not governed by Federal law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a duly authorized officer, and the Grantee has hereunto set his hand.

GRANTEE	URBAN OUTFITTERS, INC.

By:
Grantee’s Signature

Date	Date

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